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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Historical Financial and Operating Information" and "Experts" and to the use of our report dated July 7, 1999, (except for paragraph 1 of Note A, as to which the date is August 13, 1999) with respect to the financial statements of the Bar Products Line of USS/KOBE Steel Company included in Amendment No. 4 to the Registration Statement (Form S-4, No. 333-90709) and related Prospectus of Republic Technologies International LLC and RTI Capital Corp. for the registration of $425 million of Senior Secured Notes due 2009.


                                          /s/ ERNST & YOUNG LLP



Cleveland, Ohio
February 10, 2000